As filed with the Securities and Exchange Commission on March 2, 2017
Registration No. 333‑_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S‑3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WINDSTREAM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-2847717 (I.R.S. Employer Identification Number)

4001 Rodney Parham Road
Little Rock, Arkansas 72212
(501) 748-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristi Moody, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
(501) 748-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Geoffrey D. Neal Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, Arkansas 72201 Phone: (501) 975-3000 Facsimile: (501) 975-3001	Andrew J. Pitts Cravath, Swaine & Moore LLP 800 Eighth Avenue New York, New York 10019 Phone: (212) 474-1000 Facsimile: (212) 474-3700

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:                                        ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:                                        ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                                             ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	$25,000,000	$2,897.50(1)
(1) The registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

PROSPECTUS
Up to $25,000,000
Windstream Holdings, Inc.
Common Stock

We have entered into an equity distribution agreement with Citigroup Global Markets Inc., as our sales agent, relating to the shares of our common stock, par value $0.0001 per share, offered by this prospectus. In accordance with the terms of the equity distribution agreement, we may, through our sales agent, offer and sell from time to time shares of our common stock having an aggregate offering price of up to $25,000,000.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including by sales made directly on or through the NASDAQ Global Select Market, or NASDAQ, or another market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agent. Subject to the terms and conditions of the equity distribution agreement, the sales agent will use its reasonable efforts to sell on our behalf all of the designated shares. We may instruct the sales agent not to sell any shares if the sales cannot be effected at or above the price designated by us in any such instruction.
We also may sell shares of our common stock to the sales agent, as principal for its own accounts, at a price per share agreed upon at the time of sale. If we sell shares to the sales agent, as principal, we will enter into a separate terms agreement with the sales agent, and we will describe the agreement in a prospectus supplement or pricing supplement.
We will pay the sales agent a commission of up to 3.00% of the gross sales price per share sold through them as our agent under the equity distribution agreement. We intend to contribute the net proceeds from any sales under this prospectus to the Windstream Master Trust, which is a trust maintained in connection with the defined benefit pension plan sponsored by us. For additional information, see “Use of Proceeds” herein. In connection with the sale of shares of our common stock on our behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts.
Shares of our common stock trade on NASDAQ under the symbol “WIN.” On February 28, 2017, the last sale price of the shares as reported on NASDAQ was $7.47 per share.
Investing in our common stock involves risks. Please read “Risk Factors” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Citigroup
The date of this prospectus is March 2, 2017

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD‑LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	4
RISK FACTORS	6
USE OF PROCEEDS	7
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	8
DESCRIPTION OF CAPITAL STOCK	9
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	14

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ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, under the Securities Act. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the shares, you should refer to the registration statement, including its exhibits. Under this “shelf” registration process, we may, from time to time, until the registration statement is withdrawn from registration by us, sell the common stock being offered pursuant to this prospectus in one or more offerings. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.
You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents now or in the future incorporated by reference into the registration statement of which this prospectus forms a part. Neither we nor the sales agent have authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus, in any prospectus supplement, in any related free-writing prospectus we prepare or authorize and in the documents incorporated by reference herein. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of the shares of our common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Other than as required by law, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.
Unless the context requires otherwise, the words “we,” “Company,” “Windstream,” “us” and “our” refer to Windstream Holdings, Inc. and its consolidated subsidiaries.
SPECIAL NOTE REGARDING FORWARD‑LOOKING STATEMENTS
The statements contained in or incorporated by reference in this prospectus or any prospectus supplement include certain forward-looking statements. We claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any statements contained in or incorporated by reference in this prospectus and any prospectus supplement. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the anticipated benefits of the merger with EarthLink, including future financial and operating results, projected synergies in operating and capital expenditures and the timing of achieving the synergies reduction in net leverage, and improvement in our ability to compete; our expectation to return a portion of our cash flow to stockholders through our dividend; expectations regarding our network investments to improve financial performance and increase market share; expectations regarding revenue trends, sales opportunities, improving margins in, and the directional outlook of, our business segments; network cost optimization; stability and growth in adjusted Operating Income Before Depreciation and Amortization; expected levels of support from universal service funds or other government programs; expected rates of loss of consumer households served or inter-carrier compensation; expected increases in high-speed Internet and business data connections, including increasing availability of higher Internet speeds and services utilizing next generation technology for customers; expectations regarding expanding enhanced services related to Internet speeds, IPTV and 1 Gbps services to more locations and expanding our fiber network; our expected ability to fund operations; expected required contributions to our pension plan and our ability to make contributions utilizing our common stock; the completion and benefits from network investments related to the Connect America Fund to fund the deployment of broadband services and capital expenditure amounts related to these investments; anticipated benefits of Project Excel to improve network capabilities and offer premium Internet speeds; anticipated capital expenditures and certain debt maturities from cash flows from operations; improving our debt profile and reducing interest costs; and expected effective federal income tax rates. These and other forward-looking statements are based on estimates, projections, beliefs, and assumptions that we believe are reasonable but are not guarantees of future events and results. Actual future events and our results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.
Factors that could cause actual results to differ materially from those contemplated in our forward-looking statements include, among others:

•	the cost savings and expected synergies from the merger with EarthLink may not be fully realized or may take longer to realize than expected;

•	the integration of Windstream and EarthLink may not be successful, may cause disruption in relationships with customers, vendors and suppliers and may divert attention of management and key personnel;

•	changes to our current dividend practice which is subject to our capital allocation policy and may be changed at any time at the discretion of our board of directors;

•	further adverse changes in economic conditions in the markets served by us;

•	the extent, timing and overall effects of competition in the communications business;

•
our election to accept state-wide offers under the Federal Communications Commission’s Connect America Fund, Phase II, and the impact of such election on our future receipt of federal universal service funds and capital expenditures , and any return of support received pursuant to the program;

•
the potential for incumbent carriers to impose monetary penalties for failure to meet specific volume and term commitments under their special access pricing and tariff plans, which Windstream uses to lease last-mile connections to serve its retail business data service customers, without further Federal Communications Commission action;

•	the impact of new, emerging or competing technologies and our ability to utilize these technologies to provide services to our customers;

•
for certain operations where we lease facilities from other carriers, adverse effects on the availability, quality of service, price of facilities and services provided by other carriers on which our services depend;

•
unfavorable rulings by state public service commissions in current and further proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses;

•	material changes in the communications industry that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•
our ability to make rent payments under the master lease to Communications Sales & Leasing, Inc., (now known as Uniti Group Inc.), which may be affected by results of operations, changes in our cash requirements, cash tax payment obligations, or overall financial position;

•	unanticipated increases or other changes in our future cash requirements, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements, or otherwise;

•	the availability and cost of financing in the corporate debt markets;

•	the potential for adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations;

•	earnings on pension plan investments significantly below our expected long term rate of return for plan assets or a significant change in the discount rate or other actuarial assumptions;

•	unfavorable results of litigation or intellectual property infringement claims asserted against us;

•
the risks associated with non-compliance by us with regulations or statutes applicable to government programs under which we receive material amounts of end user revenue and government subsidies, or non-compliance by us, our partners, or our subcontractors with any terms of our government contracts;

•	the effects of federal and state legislation, and rules and regulations, and changes thereto, governing the communications industry;

•	continued loss of consumer households served and consumer high-speed Internet customers;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	the effects of work stoppages by our employees or employees of other communications companies on whom we rely for service;

•	those additional factors under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent filings with the SEC at www.sec.gov.
In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes
We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect our future results included in this prospectus, in any prospectus supplement and in our other filings with the SEC at www.sec.gov.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section titled “Risk Factors,” and the documents that we incorporate by reference into this prospectus, before making an investment decision.
Windstream Holdings, Inc.
We are a leading provider of advanced network communications and technology solutions for consumers, businesses, enterprise organizations and wholesale partners across the United States. We provide data, cloud solutions, unified communications and managed services to small business and enterprise clients. The Company also offers bundled services, including broadband, security solutions, voice and digital television to consumers. We also supply core transport solutions on a local and long-haul fiber-optic network spanning approximately 147,000 miles, including network assets acquired in the merger with Earthlink Holdings Corp., or EarthLink. For a further discussion of our business, we urge you to read our Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein. See “Where You Can Find More Information” below.
We are incorporated in Delaware. Our principal executive offices are located at 4001 Rodney Parham Road, Little Rock, Arkansas 72212 and our telephone number is (501) 748-7000. Our website is located at www.windstream.com. Information on our website is not incorporated into, and does not otherwise form a part of, this prospectus.
Recent Developments
On February 27, 2017, we completed our merger with EarthLink, pursuant to the terms of the Agreement and Plan of Merger, or the Merger Agreement, dated November 5, 2016, whereby EarthLink merged into Europa Merger Sub, Inc., a wholly-owned subsidiary of of Windstream Services, LLC, or Windstream Services, and survived, and immediately following, merged with Europa Merger Sub, LLC, a wholly-owned subsidiary of Winstream Services, with Merger Sub surviving and changing its name to EarthLink Holdings, LLC. The merger transaction is referred to herein as the Merger. EarthLink Holdings, LLC is a direct, wholly-owned subsidiary of Windstream Services and provides data, voice and managed network services to retail and wholesale business customers and nationwide Internet access and related value-added services to residential customers. As a result of the Merger, we added approximately 700,000 customers and approximately 16,000 incremental route fiber miles. In the Merger, each share of EarthLink common stock was exchanged for 0.818 shares of our common stock. In the aggregate, we issued approximately 88 million shares of our common stock and assumed approximately $435 million of EarthLink’s long-term debt, in a transaction valued at approximately $1.1 billion. Upon closing of the Merger, our stockholders own approximately fifty-one percent (51%) and EarthLink stockholders own approximately forty-nine percent (49%) of the combined company. As a result of the Merger, we have increased our operating scale and scope giving us the ability to offer customers expanded products, services and enhanced enterprise solutions over an extensive national footprint now spanning approximately 147,000 fiber route miles. We also expect to achieve operating and capital expenditure synergies in integrating EarthLink’s operations into our existing business segment structure.

The Offering

Issuer	Windstream Holdings, Inc., a Delaware corporation
Common stock offered by us	Shares of common stock having an aggregate offering price of up to $25,000,000
Common stock outstanding prior to this offering	185,233,264 shares of common stock as of February 27, 2017, inclusive of the 87,979,024 shares issued in connection with the EarthLink acquisition.
Manner of offering
“At-the-market” offering that may be made from time to time through our sales agent, Citigroup Global Markets Inc.
We also may sell shares of our common stock to the sales agent, as principal for its own account, at a price per share agreed upon at the time of sale. If we sell shares of common stock to the sales agent, as principal, we will enter into a separate terms agreement with the sales agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
See “Plan of Distribution” on page 13.

Use of proceeds
We intend to contribute the net proceeds from this offering to the Windstream Master Trust, which is a trust maintained in connection with the defined benefit pension plan sponsored by Windstream Holdings, Inc. See “Use of Proceeds” on page 7.

Listing	Our common stock is listed on NASDAQ under the symbol “WIN.”
Risk factors
An investment in our common stock involves various risks. Prospective investors should carefully consider the matters described in the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus.

Dividend policy
On January 15, 2017, we paid our previously declared quarterly dividend of $0.15 per share. On February 14, 2017, we announced a pro rata cash quarterly dividend of $0.15 per share on our common stock in anticipation of the closing of the transaction with EarthLink. Specifically, our board of directors declared a pre-closing dividend of $0.15 per share that will be prorated based on the number of days from the beginning of the quarter on January 1, 2017, up to the closing date of the Merger. The dividend will be paid as soon as practicable after the Merger closing date to our stockholders of record as of the last business day prior to the Merger closing date. Our board of directors also declared a post-closing dividend of $0.15 per share that will be prorated based on the number of days from and including the closing date of the Merger through the end of the quarter on March 31, 2017. The post-closing dividend will be paid on or about April 17, 2017, to our stockholders of record as of March 31, 2017. The pro rata dividend declarations were contingent on the Merger closing on or before March 31, 2017, and in light of the closing, will be paid. See “Price Range of Common Stock and Dividends” on page 8.

Transfer agent and registrar	Computershare Investor Services, LLC

RISK FACTORS
Investing in our common stock involves risk. In addition to the information presented in this prospectus and the risk factors in our most recent Annual Report on Form 10-K for the year ended December 31, 2016 and our other filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this prospectus, you should consider carefully the following risk factors before deciding to purchase our common stock. See “Where You Can Find More Information” below.
You may experience future dilution as a result of future equity offerings or other equity issuances.
In order to raise additional capital, we may in the future offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by you, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering paid by you.
The market price and trading volume of our common stock may fluctuate widely and the value of an investment in our common stock may decline.
The market price and trading volume of our common stock may fluctuate significantly from time to time as a result of many factors, including:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of comparable companies;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	investors’ perceptions of us and our prospects and of us and/or our industries’ risk and return characteristics relative to other investment alternatives;

•	differences between actual financial and operating results and those expected by investors and analysts;

•	changes in analyst reports, recommendations or earnings estimates regarding us, other comparable companies or our industries generally, and our ability to meet those estimates;

•	actual or anticipated fluctuations in our financial and operating results;

•	overall market fluctuations;

•	general economic conditions and other external factors; and

•	other factors described under “Special Note Regarding Forward-Looking Statements”.
Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock. If the market price of our common stock declines, you may not realize any return on your investment in us and may lose some or all of your investment.

In connection with our acquisition of EarthLink on February 27, 2017, we issued a substantial number of shares of common stock and sales of such shares may adversely affect the market price of our common stock.
Pursuant to the Merger, we issued an aggregate of approximately 87,979,024 shares of our common stock. We are unable to predict the potential effects of such issuance of common stock on the trading activity and market price of our common stock. Sales by the former EarthLink stockholders of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of our common stock.
USE OF PROCEEDS
The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the equity distribution agreement as a source of financing. We intend to contribute the net proceeds from this offering, after sales agent’s commissions and payment of our other offering expenses, to the Windstream Master Trust, which is a trust maintained in connection with the defined benefit pension plan sponsored by Windstream Holdings, Inc.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Price Range of Common Stock and Dividends Declared
Our common stock is traded on NASDAQ under the symbol “WIN.” The following table reflects the range of high, low and closing prices of our common stock as reported by NASDAQ for each quarter in 2016 and 2015. The stock prices and dividends declared presented below have been adjusted for the one-for six reverse stock split of our common stock effected on April 26, 2015:

	High	Low	Dividend Declared
2016
Fourth Quarter (ended December 31, 2016)..........................................	$10.10	$6.63	$0.15
Third Quarter (ended September 30, 2016)...........................................	$10.46	$8.13	$0.15
Second Quarter (ended June 30, 2015)..................................................	$9.50	$7.18	$0.15
First Quarter (ended March 31, 2016)...................................................	$8.35	$4.75	$0.15
2015 (1)
Fourth Quarter (ended December 31, 2015)..........................................	$7.76	$5.52	$0.15
Third Quarter (ended September 30, 2015)...........................................	$8.09	$4.42	$0.15
Second Quarter (ended June 30, 2015)..................................................	$50.82	$6.10	$0.50 (2)
First Quarter (ended March 31, 2015)...................................................	$53.94	$43.38	$1.50

(1)
On April 24, 2015, we completed the spin-off of Communications Sales & Leasing, Inc. (now known as Uniti Group Inc.). The closing price of our common stock on April 24, 2015 was $46.98, and the opening price on April 27, 2015, the first trading date following consummation of the spin-off, was $11.72.

(2)
On April 24, 2015, we made a cash distribution of $0.3954 per share (or $0.0659 per share on a pre-spin-off/pre-reverse split basis) to our stockholders of record on April 10, 2015. On May 5, 2015, we declared a cash dividend of $0.1104 per share on our common stock, which is equivalent of a prorated per share quarterly dividend for the period beginning April 25, 2015 and ending June 30, 2015, which was payable on July 15, 2015 to stockholders of record on June 30, 2015.

As of February 23, 2017, the approximate number of holders of common stock, including an estimate for those holding shares in street name, was 174,479.

For a discussion of certain restrictions on our ability to pay dividends under Windstream Services’ debt instruments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in the Financial Supplement to our Annual Report on Form 10-K for the year ended December 31, 2016.

Dividend Policy
On January 15, 2017, we paid our previously declared quarterly dividend of $0.15 per share. On February 14, 2017, we announced a pro rata cash quarterly dividend of $0.15 per share on our common stock in anticipation of the closing of the transaction with EarthLink. Specifically, our board of directors declared a pre-closing dividend of $0.15 per share that will be prorated based on the number of days from the beginning of the quarter on January 1, 2017, up to the closing date of the Merger. The dividend will be paid as soon as practicable after the Merger closing date to our stockholders of record as of the last business day prior to the Merger closing date. Our board of directors also declared a post-closing dividend of $0.15 per share that will be prorated based on the number of days from and including the closing date of the Merger through the end of the quarter on March 31, 2017. The post-closing dividend will be paid on or about April 17, 2017, to our stockholders of record as of March 31, 2017. The pro rata dividend declarations were contingent on the Merger closing on or before March 31, 2017, and in light of the closing, will be paid. Finally, our board of directors declared a quarterly dividend of $0.15 per share on our common stock payable to our stockholders of record as of March 31, 2017, and payable on or about April 17, 2017, in the event that the Merger did not occur in first quarter 2017. However, this dividend will not be paid, as the pre-closing and post-closing dividends are being paid. Our dividend practice can be changed at any time at the discretion of our board of directors. Accordingly, we cannot assure you we will continue paying dividends at the current rate. See "Risk Factors" in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, for more information concerning our dividend practice.

DESCRIPTION OF CAPITAL STOCK
The following summary description of our capital stock is qualified in its entirety by the Delaware General Corporation Law, or DGCL, and our charter. Our charter, including any amendments thereto, are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016 and on file with the SEC. See “Where You Can Find More Information” for information on how you can view these filings.
General
Under our charter, our total authorized capital stock consists of 33,333,333 shares of preferred stock, par value $0.0001 per share, and 375,000,000 shares of common stock, par value $0.0001 per share.

Preferred Stock
Our charter provides that preferred stock may be issued from time to time and in one or more series. Our board of directors is authorized to determine or alter the powers, preferences and rights (including voting rights), and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of any such series of preferred stock then outstanding) the number of shares of any such series of preferred stock, and to fix the number of shares of any series of preferred stock. In the event that the number of shares of any series of preferred stock is so decreased, the shares constituting such decrease will resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of preferred stock subject to the requirements of applicable law.
Common Stock
Under our charter, the holders of our common stock have one vote per share on all matters submitted to a vote of stockholders, except as otherwise provided by the DGCL or our charter and subject to the rights of holders of any outstanding preferred stock. Holders of our common stock will be entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment or provision for payment of all debts and subject to the prior rights of any outstanding preferred stock. Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.
To the greatest extent permitted by applicable DGCL, the shares of our common stock will be uncertificated, and transfer is reflected by book entry.
All rights, preferences and privileges of holders of our common stock stated in this summary are subject to the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.
Anti-Takeover Effects of the DGCL and our Certificate of Incorporation and Bylaws
The DGCL, our charter and our bylaws contain a number of provisions which could have the effect of discouraging transactions that involve an actual or threatened change of control of us. In addition, provisions of our charter and our bylaws may be deemed to have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempts that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.
Rights Agreement
On September 17, 2015, our board of directors adopted a rights plan intended to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code, and thereby preserve the current ability of the Company to utilize certain net operating loss carryovers and other tax benefits of the Company and its subsidiaries. If we experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code, our ability to fully utilize the tax benefits on an annual basis will be substantially limited, and the timing of the usage of the tax benefits and such other benefits could be substantially delayed, which could therefore significantly impair the value of those assets. The rights agreement is intended to act as a deterrent to any person or group acquiring “beneficial ownership” of 4.90% or more of the “outstanding shares” of common stock, par value $0.0001 per share, of us, without the approval of our board of directors.
As part of the rights agreement, our board of directors authorized and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on September 28, 2015. Each right entitles the holder to purchase from Windstream a unit consisting of one ten thousandth of a share, or a unit, of Series A Participating Preferred Stock, par value $0.0001 per share, of the Company at a purchase price of $32.00 per unit, subject to adjustment. Until a right is exercised, the holder will have no separate rights as a stockholder of the Company, including the right to vote or to receive dividends in respect of rights. The rights will expire on the earliest of (i) 5:00 P.M. New York City time on September 17, 2018, (ii) the time at which the rights are redeemed or exchanged pursuant to the rights agreement, (iii) the date on which our board of directors determines that the rights agreement is no longer necessary for the preservation of material valuable tax benefits or is no longer in the best interest of us and our stockholders and (iv) the beginning of a taxable year to which our board of directors determines that no tax benefits may be carried forward.
Concurrently with the execution of the Merger Agreement, we effected an amendment to the rights agreement to provide that, among other things, (i) neither EarthLink nor its controlled affiliates will be deemed an “Acquiring Person” thereunder, (ii) no holder of EarthLink common stock, stock options or restricted stock units will be deemed a “Beneficial Owner” thereunder prior to the consummation of the Merger, and (iii) neither a “Distribution Date” nor a “Stock Acquisition Date” thereunder will be deemed to have occurred in connection with the Merger, in each case, solely as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Merger contemplated by the Merger Agreement and the other transactions contemplated thereby. The amendment also provides that any person who becomes a holder of 4.90% or more of our common stock solely as a result of the Merger (or would become such upon the later vesting of our restricted stock units received at the effective time of the Merger in respect of EarthLink restricted stock units assumed by the Company pursuant to the Merger Agreement) will be deemed an existing holder (not triggering the rights under the rights agreement), unless and until such person acquires any additional shares of our common stock. Upon a termination of the Merger Agreement prior to the consummation of the Merger contemplated by the Merger Agreement, the amendment will terminate automatically and will have no force or effect.
The foregoing description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the rights agreement, a copy of which is attached as Exhibit 4.1 of our Current Report on Form 8-K, filed with the SEC on September 18, 2015, the disclosures set forth on our Current Report on Form 8-K filed with the SEC on May 16, 2016 and the full text of the amendment to the rights agreement, a copy of which is attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on November 10, 2016.
Delaware Section 203
Section 203 of the DGCL restricts business combinations with certain interested stockholders (defined generally under the DGCL to include persons who beneficially own or acquire 15% or more of a Delaware corporation’s voting stock and their affiliates and associates, and hereinafter as a Section 203 Interested Stockholder). Section 203 prohibits business combination transactions between a publicly-held Delaware corporation and any Section 203 Interested Stockholder for a period of three years after the time at which the Section 203 Interested Stockholder became an interested stockholder unless: (a) prior to the time that such entity became a Section 203 Interested Stockholder, the corporation’s board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Stockholder becoming such an interested stockholder, the Section 203 Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the time that such entity became a Section 203 Interested Stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% the outstanding voting stock which is not owned by the Section 203 Interested Stockholder.
Under certain circumstances, Section 203 makes it more difficult for a person who is a Section 203 Interested Stockholder to effect various business combinations with a corporation for a period of three years. The provisions of Section 203 are intended to encourage third parties interested in acquiring us to negotiate in advance with our board of directors. Section 203 also may make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that in order for a stockholder to nominate any person for election as a director or propose business at a meeting of stockholders, the stockholder must give timely notice to our Secretary. To be timely:

•
in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is changed by more than 25 days (or 30 days in the case of director nominations) from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made; and

•
in the case of a special meeting at which directors are to be elected, a stockholder’s notice of nominations must be delivered to or mailed and received at our principal executive offices not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

These provisions could preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors by limiting the window of time available to present such matters to us for presentation at such meeting.
Calling a Special Meeting; Action by Written Consent of Stockholders
Under the DGCL, a special meeting of the stockholders may be called by our board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our charter states that as long as any security of the company is registered under Section 12 of the Exchange Act, special meetings of our stockholders may be called only by a resolution of our board of directors.
Our charter provides that as long as any of our securities is registered under Section 12 of the Exchange Act, no stockholder action may be taken by written consent in lieu of a meeting.
The inability of our stockholders to take action by written consent or to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. In addition, the inability of stockholders to call a special meeting of stockholders could make it more difficult to change our board of directors and management.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to NASDAQ Listing Rule 5635, which sets forth the circumstances under which an issuer is required to obtain approval from its stockholders prior to an issuance of securities in connection with: (1) the acquisition of the stock or assets of another company; (2) equity-based compensation of officers, directors, employees or consultants; (3) a change of control; and (4) private placements. In connection with an acquisition of the stock or assets of another company, NASDAQ Listing Rule 5635 would require stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power of the outstanding common stock before the issuance, or if any director, officer or substantial stockholder of the issuing company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.
These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of us.

Voting Requirements to Amend Charter and Bylaws
Under the DGCL, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally requires approval by the corporation’s board of directors and approval by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under the DGCL, holders of a class of a corporation’s stock are entitled to vote as a class on the approval of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.
Under our charter, in addition to any affirmative vote of the holders of our capital stock required by the DGCL or our charter, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of our capital stock eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of our charter related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, our election to be covered by Section 203 of the DGCL and the procedures required to amend our charter.
Under our charter, our board of directors is expressly authorized to amend, alter, change or repeal our bylaws. The stockholders also have the ability to amend, alter, change or repeal our bylaws by the affirmative vote of a majority of the then outstanding shares entitled to vote, except that a two-thirds vote is required for the stockholders to amend sections of our bylaws related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on our board of directors and the procedures required to amend our bylaws.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

PLAN OF DISTRIBUTION
We have entered into an equity distribution agreement with Citigroup Global Markets Inc., as our sales agent, under which we may offer and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time. The sales, if any, of shares of our common stock made under the equity distribution agreement may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act, including by sales made directly on or through NASDAQ or another market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agent.
We will designate the maximum amount of shares of our common stock to be sold through the sales agent on a daily basis or otherwise as we and the sales agent agree and the minimum price per share at which such shares may be sold. Subject to the terms and conditions of the equity distribution agreement, the sales agent will use its reasonable efforts to sell on our behalf all of the designated shares. We may instruct the sales agent not to sell any shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agent may suspend the offering of shares at any time and from time to time by notifying the other party. We cannot predict the number of shares that we may sell hereby or if any shares will be sold.
We will pay the sales agent a commission of up to 3.00% of the gross sales price per share sold through it as our agent under the equity distribution agreement. We have agreed to pay or reimburse certain of the expenses of the sales agent.
The sales agent will provide to us written confirmation following the close of trading on NASDAQ each day in which shares are sold under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales proceeds, the net proceeds to us (after deducting any expenses payable by us and any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental entity or self-regulatory organization in respect of such sales) and the compensation payable by us to the sales agent. We will report in a prospectus supplement and/or our filings under the Exchange Act at least quarterly the number of shares sold by or through the sales agent under the equity distribution agreement, the net proceeds to us and the aggregate compensation paid to the sales agent in connection with the sales of the shares.
Settlement for sales of shares will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Under the terms of the equity distribution agreement, we also may sell shares of our common stock to the sales agent, as principal for its own accounts, at a price per share agreed upon at the time of sale. If we sell shares to the sales agent, as principal, we will enter into a separate terms agreement with the sales agent and we will describe the agreement in a separate prospectus supplement or pricing supplement.
If we have reason to believe that shares of our common stock are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, we will promptly notify the sales agent and sales of shares pursuant to the equity distribution agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.
The offering of shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all shares subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by us or by the sales agent.
In connection with the sale of shares of our common stock on our behalf, the sales agent may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including civil liabilities under the Securities Act.
We estimate that the total expenses of this offering payable by us, excluding commissions payable to the sales agent under the equity distribution agreement, will be approximately $168,000.
Citibank, N.A., an affiliate of Citigroup Global Markets Inc. serves as a lender under certain of our credit facilities. In the ordinary course of their various business activities, the sales agent and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The sales agent and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
LEGAL MATTERS
The validity of the shares of our common stock to be issued in this offering will be passed upon by Kutak Rock LLP. The sales agent is being represented in connection with this offering by Cravath, Swaine & Moore LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and we file reports and other information with the SEC. This prospectus, which forms a part of the registration statement, does not have all the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports and other information, including the registration statement, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information, including the registration statement. The website address is www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at www.windstream.com. However, the information on, or accessible through, our Internet site is not a part of or incorporated by reference into this prospectus or any prospectus supplement.
This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” selected documents filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 2, 2017;

•	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 17, 2017, February 24, 2017, February 27, 2017, and March 2, 2017; and

•
the description of our common stock set forth in the Form 8-A, filed with the SEC on December 8, 2009, pursuant to Section 12 of the Exchange Act, as modified by our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on February 19, 2010, February 14, 2014, April 27, 2015, September 18, 2015, November 19, 2015, November 10, 2016, February 27, 2017, and March 2, 2017, and including any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act) subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus, except that any such report or portions thereof which are furnished and not filed shall not be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to: Windstream Holdings, Inc., 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2442, Attn: Investor Relations, (501) 748-7000.

$25,000,000

Common Stock
_________

PROSPECTUS
_________

Citigroup

March 2, 2017

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following is a statement of the estimated expenses, other than underwriting discounts and commissions payable by us, to be incurred in connection with the issuance and distribution of securities registered under this registration statement on Form S-3.

SEC Registration Fee	$2,897.50
Legal Fees and Expenses	$100,000.00
Accounting Fees and Expenses	$50,000.00
Miscellaneous Expenses	$15,000.00
Total:	$167,897.50

Item 15. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law ( the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation eliminates, to the fullest extent permitted by the DGCL, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize further elimination or limiting of directors’ personal liability, then the Registrant’s Amended and Restated Certificate of Incorporation provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the DGCL.
Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding-other than an action by or in the right of the corporation-by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply. The DGCL requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.
As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that (a) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (b) the Registrant may indemnify its other employees and agents as set forth in the DGCL, (c) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain conditions and (d) the rights conferred by the Amended and Restated Certificate of Incorporation are not exclusive.
The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Registrant maintains a director and officer insurance policy which insures the directors and officers of the Registrant against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.
In addition, the Registrant has entered into separate indemnification agreements with certain of its current and former directors and executive officers. The indemnification agreements provide generally that the Registrant will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.
Item 16. Exhibits.
See attached Exhibit Index following the signature page, which is incorporated herein by reference.
Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on March 2, 2017.
WINDSTREAM HOLDINGS, INC.
By:     /s/ Tony Thomas
Name:     Tony Thomas
Title:     President and Chief Executive Officer
Each of the undersigned officers and directors of Windstream Holdings, Inc., a Delaware corporation, hereby constitutes and appoints Tony Thomas, Robert E. Gunderman, and Kristi Moody and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony Thomas	President, Chief Executive Officer and	March 2, 2017
Tony Thomas	Director (Principal Executive Officer)

/s/ Robert E. Gunderman	Chief Financial Officer	March 2, 2017
Robert E. Gunderman	(Principal Financial Officer)

/s/ John Eichler	Vice President and Controller	March 2, 2017
John Eichler	(Principal Accounting Officer)

/s/ Jeffrey T. Hinson	Chair, Director	March 2, 2017
Jeffrey T. Hinson

/s/ Carol B. Armitage	Director	March 2, 2017
Carol B. Armitage

/s/ Samuel E. Beall III	Director	March 2, 2017
Samuel E. Beall III

/s/ Jeannie H. Diefenderfer	Director	March 2, 2017
Jeannie H. Diefenderfer

/s/ William G. LaPerch	Director	March 2, 2017
William G. LaPerch

/s/ Larry Laque	Director	March 2, 2017
Larry Laque

/s/ Michael G. Stoltz	Director	March 2, 2017
Michael G. Stoltz

/s/ Alan L. Wells	Director	March 2, 2017
Alan L. Wells

EXHIBIT INDEX
The exhibits filed as a part of this registration statement are listed below:

Number	Exhibit
1.1*	Equity Distribution Agreement, dated as of March 2, 2017, by and between Windstream Holdings, Inc. and Citigroup Global Markets Inc.
2.1
Agreement and Plan of Merger, dated August 29, 2013, by and among Windstream Corporation, Windstream Holdings, Inc., and WIN Merger Sub, Inc. (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated August 30, 2013)

2.2
Separation and Distribution Agreement, dated as of March 26, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated herein by reference to Exhibit 2.1 to the Registrant’s and Windstream Services, LLC’s Current Report on Form 8-K dated March 26, 2015)

2.3
Agreement and Plan of Merger, dated as of November 5, 2016, by and among Windstream Holdings, Inc., Europa Merger Sub, Inc., Europa Merger Sub, LLC and EarthLink Holdings Corp. (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated November 10, 2016)

4.1	Amended and Restated Certificate of Incorporation of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 30, 2013)
4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Windstream Holdings Inc., effective as of April 26, 2015 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 27, 2015)

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Windstream Holdings Inc., effective as of February 24, 2017 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 27, 2017, as amended)

4.4
Certificate of Designations of Series A Participating Preferred Stock of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 18, 2015)

4.5	Third Amended and Restated Bylaws of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 19, 2015)
5.1*	Opinion of Kutak Rock LLP
23.1*	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included on signature pages)

* Filed herewith